UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

PEREGRINE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Company Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

This report on Form 8-K describes a stock option award granted by the Compensation Committee of the Board of Directors (“Committee”) of Peregrine Pharmaceuticals, Inc. (the “Company”) on May 4, 2012 to Mr. Steven W. King (“Mr. King”), the Company’s President and Chief Executive Officer, certain recent legal challenges made to such grant and related actions recently taken by the Company.

Background. On May 4, 2012, the Committee approved a broad based annual grant of stock options (“Grants”) for fiscal year 2013 to substantially all of the Company’s employees, the Company’s three non-employee directors and five consultants to purchase an aggregate of 3,887,500 shares of common stock. The Grants were authorized under our 2010 and 2011 Stock Incentive Plans (the “2010 Plan” and “2011 Plan”) and are evidenced by and subject to the terms of a Stock Option Agreement. The Grants vest quarterly in equal installments over a two year period from the date of grant and have an exercise price equal to the closing price of the Company’s common stock on May 4, 2012.

The Grants included a grant to Mr. King to purchase up to 500,000 shares of the Company’s common stock (the “Original Grant”). Mr. King’s Original Grant was authorized to be made from the 2011 Plan due to existing grant restrictions under the 2010 Plan that would not expire until August 2012.

At the time of the Original Grant, the 2011 Plan contained an annual 250,000 share limitation which is generally included in incentive plans in order to qualify as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code (the “Section 162(m) Limit”). However, certain additional language under the 2011 Plan provides that the Committee is allowed to grant awards not intended to be “performance-based compensation”, and therefore, not subject to the Section 162(m) Limit. Specifically, the 2011 Plan states that “[i]f the Committee concludes that a particular Award to a Covered Employee should not be qualified as ‘performance-based compensation,’ the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 11[, including the 250,000 limit,] shall not apply.

The Company filed its definitive proxy statement on August 26, 2013. After the proxy statement was filed, it came to Company’s attention that Mr. King’s Original Grant could be construed as exceeding the 2011 Plan’s Section 162(m) Limit. Following an analysis, management decided in September 2013 to recommend to the Committee to take steps to cancel that portion of the Original Grant (i.e., 250,000 options) arguably in excess of the 2011 Plan’s Section 162(m) Limit.

Recent Legal Actions. On October 10, 2013, a putative derivative and class action complaint was filed in the Court of Chancery of the State of Delaware against the Company and certain officers and directors (the “Delaware Derivative Action”). Among other things, that complaint makes allegations about Mr. King’s Original Grant, a portion of which management had already recommended to cancel. Specifically, the Delaware Derivative Action seeks, among other things, a declaration that the Original Grant was not authorized by the 2011 Plan, and seeks to rescind the 250,000 options that plaintiff claims exceeded the 2011 Plan’s Section 162(m) Limit.

Recent Company Actions. In order to remove any doubt regarding the Original Grant to Mr. King, on October 15, 2013, the Committee authorized the Company to cancel, subject to Mr. King’s agreement to surrender, that portion of the Original Grant (i.e., 250,000 underlying shares of common stock) in excess of the then Section 162(m) Limit.

However, because the Original Grant was deemed to be an integral part of Mr. King’s compensation for the applicable fiscal year, the Committee approved the grant of a stock option to Mr. King to purchase 250,000 shares of common stock under the 2010 Plan with an exercise price equal to the Company’s closing price on October, 15, 2013, the date of grant (the “New Grant”), with the vesting of such New Grant giving Mr. King credit for the time elapsed since the Original Grant. The remaining unvested portion of the New Grant will be identical to the vesting schedule of the Original Grant.

In addition, in lieu of Mr. King’s loss of intrinsic value with respect to the 250,000 underlying shares of common stock under the Original Grant that were cancelled and surrendered (i.e. a monetary loss of $232,500), the Committee approved an award to Mr. King of 100,000 shares of Common Stock of the Company (“Stock Award”). The Stock Award, which is not subject to any vesting requirements, will be issued from the Company’s 2011 Plan. In connection with the grant of the Stock Award, the Committee agreed to pay on behalf of Mr. King his applicable statutory state and federal income and employment taxes based on the statutory withholding rates resulting from the Stock Award. The withholding amount to be paid by the Company shall be treated and reported as bonus compensation. Based on the closing price of the Company’s Common Stock on the date of the Stock Award, which was $1.39 per share, the total amount of bonus compensation that is deemed received by Mr. King as a result of the issuance of the 100,000 shares of Common Stock and the Company’s payment of the applicable taxes is $222,685.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: October 17, 2013	By:/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer

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